Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, effective as of January 4, 2010 (the “Effective Date”), by and between IVAX Diagnostics, Inc., a Delaware corporation (the “Company”), and Steve Lufkin. (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive as General Manager of the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the Company and the Executive hereby agree as follows:

AGREEMENT

1. Scope of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, as General Manager of the Company. The Executive shall have the customary responsibilities and authority of such positions and shall perform such duties consistent with the responsibilities of such positions as may be determined and assigned to the Executive by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote his best efforts and his full business time, attention and energies to Company affairs as are necessary to fully perform his duties for the Company. The focus of the Executive’s first six months employment will be on the U.S. launch of new products and realigning the U.S. sales force.

2. Term. The Executive’s employment under this Agreement shall be for a two (2) year term commencing on the Effective Date (the “Initial Term”). This Agreement and the Term (as hereinafter defined) shall automatically renew and be extended for successive one (1) year periods beginning on the third anniversary and each subsequent anniversary of the Effective Date unless either party gives the other party prior written notice of non-renewal at least six (6) months before the expiration of the then-current Term. For all purposes of this Agreement, “Term” shall mean the initial three (3) year term of this Agreement and any and all successive one (1) year renewal periods of this Agreement.

3. Compensation.

(a) Base Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, an aggregate base salary of $225,000 per annum (the “Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Company agrees to review the Base Salary at least once per year. For all purposes under this Agreement, the term “Base Salary” shall refer to the Executive’s base salary as in effect from time to time in accordance with this Section 3(a).

(b) Signing Bonus. The Company agrees to pay the Executive a one-time signing bonus of $15,000 (the “Signing Bonus”). The Signing Bonus shall be paid no later than ten (10) days after the Effective Date.

(c) Annual Bonus. In addition to the Base Salary, the Executive shall also be eligible to receive an annual cash bonus (the “Annual Bonus”) of an amount up to 50% (fifty percent) of the Executive’s Base Salary: (i) upon the achievement of Company-wide financial performance targets in accordance with and under the terms of any annual cash incentive program, as may be amended from time to time upon the approval of the Board, the Compensation Committee of the Board (the “Compensation Committee”) and, if necessary, the Company’s stockholders (the “Annual Incentive Program”); or (ii) otherwise in the discretion of the Board or, if necessary or desirable, the Compensation Committee. The Company shall pay the Annual Bonus, if any, in accordance with the terms of the particular bonus, but in no event later than ninety (90) days after the end of the fiscal year to which the Annual Bonus relates.

(d) Equity Compensation. The Executive shall be eligible to receive any grants of awards by the Company under and in accordance with the Company’s equity incentive compensation plans, subject to and in compliance with all applicable laws, rules and regulations, including, without limitation, the Delaware General Corporation Law. Without limiting the generality of the foregoing, the Company hereby agrees that it will cause its duly authorized representative to execute that certain Nonqualified Stock Option Agreement, dated as of the Effective Date, pursuant to which the Company shall grant to the Executive a nonqualified stock option under the Company’s 2009 Performance Equity Plan to purchase 75,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of a share of the Company’s common stock on the American Stock Exchange on the Effective Date, which options shall fully vest immediately as of the Effective Date and expire on the tenth anniversary of the Effective Date.

4. Reimbursement of Expenses, Fringe Benefits, Etc.

(a) Relocation Expenses. The Company acknowledges that, in order for the Executive to perform his duties for the Company under this Agreement, it may be necessary for the Executive to relocate his principal residence from Indialantic, Florida to Palm Beach, Broward, Miami-Dade or Monroe County, Florida. Accordingly, without limiting the generality of the expense reimbursement policy set forth under Section 4(b), the Company hereby agrees to reimburse the Executive (or provide an allowance to the Executive for) for reasonable and customary moving and other relocation expenses incurred by the Executive related to:

(i) the sale of the Executive’s former principal residence in Indialantic, Florida, including closing costs such as attorneys’ fees, real estate transfer fees, title and survey costs, inspection fees required by law, real estate commission at prevailing rate of up to 6%, advertising costs, and any mortgage prepayment penalty, if applicable;

(ii) the purchase of the Executive’s new principal residence in Palm Beach, Broward, Miami-Dade or Monroe County, Florida, including any home inspection fee, appraisal fee, credit report and survey fee incurred due to requirement by law or mortgage documents, expenses, if any, relating to the recording of any mortgage and/or deed, applicable governmental fees, expenses related to title insurance, guarantees and/or tax and title search, and attorneys’ and loan origination fees; provided, however, that the Company shall have no obligation to reimburse the Executive for (or provide an allowance to the Executive for) the purchase price of such new principal residence or any loan interest or points related thereto; and

(iii) the transportation of household goods and automobiles from the Executive’s former principal residence in Indialantic, Florida to his new principal residence in Palm Beach, Broward, Miami-Dade or Monroe County, Florida and related miscellaneous expenses incurred by the Executive in establishing his new principal residence in Palm Beach, Broward, Miami-Dade or Monroe County, Florida, including, without limitation, automobile(s) retagging/registration costs, the costs of connecting appliances and telephone and cable installation costs.

The Company will reimburse the Executive for (or provide an allowance to the Executive for) the foregoing relocation expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time.

Notwithstanding anything to the contrary contained herein, if, prior to one (1) year after the Effective Date, the Executive resigns other than for Good Reason (as hereinafter defined) or the Executive is terminated with Cause (as hereinafter defined), then the Executive shall promptly reimburse the Company for all relocation expenses that the Company previously paid or reimbursed to the Executive.

(b) Business Expenses. In addition to the Company’s reimbursement of (or allowance for) relocation expenses incurred by the Executive as described in Section 4(a), the Company shall also pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in performing his duties for the Company during the Term of this Agreement upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time.

(c) Vacation; Illness. The Executive shall be entitled to three weeks paid vacation, as well as holidays and sick leave benefits in accordance with the Company’s policies.

(d) Welfare, Pension and Incentive Benefit Plans. During the Term of this Agreement, the Executive shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in each case, subject to and in compliance with the terms and conditions of such plans and programs. In addition, during the Term of this Agreement, the Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit and perquisite plans and programs maintained from time to time by the Company, in each case, subject to and in compliance with the terms and conditions of such plans and programs.

5. Termination. This Agreement, and the Executive’s employment hereunder, may be terminated before the end of the then-current Term under the circumstances set forth below.

(a) Death. This Agreement, and the Executive’s employment hereunder, shall terminate upon the Executive’s death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any twelve (12) month period despite any reasonable accommodation available from the Company, then the Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for “Disability.” The Disability of the Executive shall be determined by a medical doctor approved by the Company. The Executive shall submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Executive hereby authorizes the disclosure and release to the medical doctor of all supporting medical records.

(c) By the Executive. The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, for Good Reason (as hereinafter defined). For purposes hereof, the term “Good Reason” shall mean any one or more of the following events, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i) a significant adverse change in the Executive’s authority, responsibilities or duties when compared to those applicable to the Executive in his position described in Section 1;

(ii) material acts or conduct on the part of the Company or its officers and representatives which are designed to force the resignation of the Executive or prevent the Executive from performing his duties and responsibilities pursuant to this Agreement;

(iii) a change in the location of the Company’s corporate headquarters to a location outside of Palm Beach, Broward, Miami-Dade or Monroe County, Florida;

(iv) a material breach by the Company of any material provision of this Agreement (including, but not limited to, the failure of the Company to pay any amount, or to provide any benefit, pursuant to the provisions of Sections 3 and 4); or

(v) a Change in Control occurring during the Initial Term.

The Executive shall provide the Company with written notice describing any event or condition that gives the Executive Good Reason for terminating this Agreement and the Executive’s employment hereunder. In the case of conduct described above (other than a Change in Control under paragraph (v) above), Good Reason will not be considered to exist unless the Company is given thirty (30) days after the date of such written notice to cure such breach or condition to the reasonable satisfaction of the Executive. If the Company cures such breach or condition to the reasonable satisfaction of the Executive within such thirty (30) day period, then the Executive shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Good Reason.

For purposes of this Section 5(c), unless otherwise agreed to in writing by the Executive prior to the applicable event, a “Change in Control” shall be deemed to have occurred at such time, if any, that:

(i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the voting power of the Company (other than any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning, directly or indirectly, voting securities of the Company representing more than 20% of the voting power of the Company on the Effective Date, or any of their respective Affiliates);

(ii) the majority of the Board is not composed of (A) individuals who constitute the Board as of the Effective Date and (B) individuals who became a director of the Company after the Effective Date and whose election or nomination was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors of the Company as of the Effective Date or whose election or nomination was previously so approved; or

(iii) the Company consummates (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or other transaction do not, immediately thereafter, own more than 50% of the voting power of the reorganized, merged or consolidated Company’s then outstanding voting securities, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company (in each case, unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

(d) By the Company. The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, and with or without Cause (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement, and the Executive’s employment hereunder:

(i) upon the Indictment (as hereinafter defined) or conviction of, or plea of nolo contendere by, the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(ii) upon a material violation of the policies and procedures of the Company, including, without limitation, the Company’s policies with respect to insider trading and sexual harassment, in each case, as in effect from time to time;

(iii) upon the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate (as hereinafter defined) of the Company; or

(iv) upon a material breach by the Executive of any of the Executive’s material obligations under this Agreement.

(v) Significant failure on the part of the Executive to attain annual performance goals jointly agreed to by the Executive and the CEO.

For purposes of this Agreement, the term “Indictment” shall mean an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made. For purposes of this Agreement, the term “Affiliate,” when used with respect to a specified person or entity, means any other person or entity in control of, controlled by or under common control with such specified person or entity.

In the event a final determination is made by a court of competent jurisdiction that the Company’s termination of this Agreement, and the Executive’s employment under this Section 5(d), does not meet the definition of Cause, then this Agreement, and the Executive’s employment hereunder, will be deemed to have been terminated by the Company without Cause.

The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating this Agreement and the Executive’s employment hereunder. Only in the case of conduct described in paragraph (iv) above, Cause will not be considered to exist unless the Executive is given thirty (30) days after the date of such written notice to cure such breach to the reasonable satisfaction of the Board. If the Executive cures such breach to the reasonable satisfaction of the Board within such thirty (30) day period, then the Company shall not be entitled to terminate this Agreement and the Executive’s employment hereunder for Cause.

6. Termination Procedure.

(a) Notice of Termination. Any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, during the Term of this Agreement, except as a result of the Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 15. Such notice of termination shall state the specific termination provision in this Agreement relied upon in terminating this Agreement, and the Executive’s employment hereunder, and the notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(b) Date of Termination. The effective date of any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, shall be, in the event of the Executive’s death, the date of his death, or, in the event of termination for any other reason, the date on which the notice of termination referenced in Section 6(a) is given or any later date (within thirty (30) days after the giving of such notice of termination) set forth in such notice of termination, subject to any applicable cure periods described herein.

7. Termination and Expiration Compensation and Benefits. The Executive acknowledges and agrees that the following compensation and benefits set forth in this Section 7 constitute liquidated damages upon the termination or expiration of this Agreement, and the Executive’s employment hereunder, and the parties hereto have agreed that such compensation and benefits are reasonable. The Executive further acknowledges and agrees that he shall have no other remedies in connection with, or as a result of, any such termination or expiration. The Company’s obligations under this Section 7 shall survive the expiration or termination of this Agreement.

(a) Termination with Cause; Resignation other than for Good Reason. Upon termination of this Agreement, and the Executive’s employment hereunder, by the Company with Cause or by the Executive for other than Good Reason: (i) the Company shall pay to the Executive promptly after the effective date of termination that portion of the Executive’s Base Salary which has been fully earned but not yet paid to the Executive and which is not subject to a deferral election or deferral requirement that has become irrevocable; and (ii) all unvested awards by the Company under the Company’s equity incentive compensation plans and other equity compensation in the Company granted to the Executive shall be forfeited.

(b) Expiration of this Agreement. Upon the expiration of this Agreement as a result of either party’s notice to the other party in accordance with Section 2 of its election not to renew this Agreement at the end of the then-current Term, the Company shall pay to the Executive promptly after the effective date of expiration the sum of that portion of the Executive’s Base Salary plus that portion of the Annual Bonus that has been awarded and approved for payment to the Executive, in each case, only to the extent that the Base Salary and the Annual Bonus have been fully earned but not yet paid and are not subject to a deferral election or deferral requirement that has become irrevocable, as well as all expenses incurred by the Executive prior to the effective date of expiration for which the Company is required to reimburse, but had not yet reimbursed, the Executive in accordance with the terms and conditions of Sections 4(a) and 4(b) (all such compensation, collectively, the “Accrued Compensation”).

(c) Termination without Cause; Resignation for Good Reason; Termination as a Result of the Executive’s Disability or Death.

(i) In the event this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause, or is terminated by the Executive for Good Reason, or is terminated as a result of the Executive’s Disability or death, then (except as provided below) promptly after the effective date of termination or the date of the Executive’s death, as the case may be, the Company shall pay to the Executive or the Executive’s estate, as the case may be, the Accrued Compensation and a one-time lump sum payment in an amount equal to the Executive’s Base Salary in effect as of the effective date of termination or the date of the Executive’s death, as the case may be (such one-time lump sum payment, the “Severance Payment”). Notwithstanding the foregoing and anything in this Agreement to the contrary, in the event this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause or by the Executive for Good Reason, then, as a precondition to the Company’s obligation to pay the Severance Payment to the Executive, the Executive shall execute a general release in favor of the Company in form and substance which is acceptable to the Company in its sole discretion (the “Release”) and the Release shall become effective.

(ii) In addition, only in the case this Agreement, and the Executive’s employment hereunder, is terminated by the Company without Cause, or is terminated by the Executive for Good Reason, or is terminated as a result of the Executive’s Disability: (A) the Company, at its sole expense, shall maintain in full force and effect for the continued benefit of the Executive and the Executive’s spouse and dependents for a period of twelve (12) months following the effective date of termination all welfare benefit plans or programs maintained by the Company, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, in which the Executive or his spouse or dependents were participating immediately prior to the effective date of termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the effective date of termination (except to the extent that the Executive and/or his spouse or dependents may be ineligible for one or more such benefits under applicable plan terms); and (B) without limiting the generality of the foregoing clause, the Company, at its sole expense, shall continue the Executive and his spouse’s and dependent’s medical coverage during the twelve (12) month period that the Executive and his spouse and dependents are eligible to receive coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) commencing immediately after the date of termination; provided, however, that such Company-paid medical coverage shall immediately terminate if the Executive becomes covered (either before or after the effective date of termination) by another employer group health plan or by Medicare. When the Company-paid medical coverage described in clause (B) above terminates, whether at or before the end of the twelve (12) month period commencing immediately after the effective date of termination, the Executive and any qualified beneficiary may continue group health coverage for the remainder, if any, of the period during which the Executive or such qualified beneficiaries are eligible to receive coverage under COBRA, provided that the Executive or the qualified beneficiary, as the case may be, pays the applicable COBRA premium for such coverage.

(d) Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code and its corresponding regulations and related guidance (collectively, the “Code”) and shall be administered in accordance with Section 409A of the Code to the extent such section applies. Notwithstanding anything in this Agreement to the contrary, to the extent that Section 409A of the Code applies to payments under this Section 7, or any other provision of this Agreement, such payments may only be made in a manner permitted by Section 409A of the Code. Without limiting the generality of the foregoing, the Severance Payment to which the Executive or the Executive’s estate, as the case may be, is entitled to receive under Section 7(c) shall be payable as set forth in Section 7(c)(i); provided, however, that if the Executive is a “specified employee” within the meaning of Section 409A of the Code, which determination may be made using any identification date designated by the Company in accordance with Section 409A of the Code, then (i) with respect to the termination of this Agreement, and the Executive’s employment hereunder, as a result of the Executive’s Disability or death, the Severance Payment shall be paid to the Executive or the Executive’s estate, as the case may be, on the first business day after the six (6) month period commencing on the effective date of termination has lapsed (such date, the “409(A) Payment Date”) and (ii) with respect to the termination of this Agreement, and the Executive’s employment hereunder, by the Company without Cause or by the Executive for Good Reason, the Severance Payment shall be paid to the Executive on the later of (X) the 409(A) Payment Date and (Y) the date which is two (2) business days after the Release has become effective.

8. Non-Disclosure, Non-Solicitation and Related Obligations.

(a) Executive Acknowledgements. The Executive acknowledges (i) that during the Term and as a part of the Executive’s employment hereunder, the Executive shall be afforded access to Confidential Information (as hereinafter defined), (ii) that public disclosure or utilization of such Confidential Information in violation of this Agreement could have a material and adverse impact on the Company and its business and (iii) that, accordingly, the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. The Executive further acknowledges (W) that the Company’s business is international in scope and its products and services are marketed throughout the world, (X) that the Company and its products and services compete with other businesses and products and services located throughout the world, (Y) that the Company provides resources and training to the Company’s employees (including the Executive) related to the Company’s products and services and processes that are available only to the Company’s employees and cannot be acquired outside of the Company and (Z) that, accordingly, the non-solicitation and related restrictive provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Confidential Information.

(b) Non-Disclosure Obligation. Without the prior written consent of the Company, except as may be required by applicable law, rule or regulation, the Executive will not, at any time, either during or after his employment with the Company, directly or indirectly, divulge or disclose to any person or entity, including, without limitation, any future employer, or use for the Executive’s own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including, without limitation, any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent the Executive hereby agrees, to restrict the Executive from dissemination or using any like information that is not readily available to the general public.

(c) Information is Property of the Company. All books, records, accounts, customer, client and other lists, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, or at the Company’s request at any time. Upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, the Executive shall immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies thereof) of every kind relating to or connected with the Company and its activities, business and customers.

(d) Covenant Not to Solicit. The Executive agrees that, during the Term and for a period of two (2) years after the termination or expiration of this Agreement, and the Executive’s employment hereunder (such two (2) year period, the “Post-Employment Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, consultant, employee or independent contractor of the Company.

(e) No Raiding. The Executive agrees that, during the Term and throughout the Post-Employment Restricted Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor, any person who is or was an employee, independent contractor, consultant or advisor of or to the Company at any time during the Executive’s last twelve (12) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was during the Executive’s last twelve (12) months of employment with the Company an employee, independent contractor, consultant or advisor of or to the Company to terminate that person’s relationship with the Company.

(f) Non-Disparagement. The Executive agrees that he will not, directly or indirectly, disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any employee, officer, director or agent of the Company. The Company agrees that it will not, directly or indirectly, disparage the Executive or disseminate, or cause or permit others to disseminate, negative statements regarding the Executive. Notwithstanding the foregoing, neither the Executive nor the Company is barred or otherwise restricted from complying with applicable laws, rules and regulations.

(g) Survival. The obligations contained in this Section 8 shall survive the expiration or termination of this Agreement.

9. Enforcement and Remedies.

(a) Enforcement. It is the desire and intent of the Company and the Executive that the provisions of this Agreement be enforced to the fullest extent permissible under the laws, rules, regulations and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the provisions of this Agreement to be reasonable for the purpose of preserving and protecting the legitimate interests of the Company, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Additionally, it is expressly understood and agreed that, although the Company and the Executive consider the provisions contained in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement, including, without limitation, in Section 8, is unenforceable against the Executive, then the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies. The Company and the Executive acknowledge that the Company’s damages at law would be an inadequate remedy for the breach or threatened breach by the Executive of any provision of Section 8. Accordingly, the Company and the Executive agree, in the event of any such breach or threatened breach, that the Company shall be entitled to temporary and permanent injunctive or other equitable relief restraining the Executive from such breach or threatened breach, as the Company may deem appropriate, without the accounting of all earnings, profits, and other benefits arising from any such breach or threatened breach. The rights of the Company under this paragraph shall be cumulative and in addition to any other rights or remedies available to the Company hereunder or at law or in equity.

10. Withholding. The Company shall withhold and deduct such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes and similar items as may be required by applicable law, rule or regulation.

11. Successors; Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors, permitted assigns and personal representatives.

(a) The Company’s Successors. The rights or obligations of the Company under this Agreement may be assigned or transferred, in whole or in part, to any successor in interest of the Company or its business. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the equity, business and/or assets of the Company.

(b) The Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred, other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s beneficiary or beneficiaries, personal or legal representatives or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. The Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, references in this Agreement to the “Executive” shall be deemed, where appropriate, to refer to the Executive’s beneficiary(ies), estate or other legal representative(s). If the Executive should die following the effective date of termination of his employment while any amounts would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to the Executive’s legal representatives or estate.

12. Indemnity. The Company shall, to the fullest extent permitted under the laws of the State of Delaware, indemnify and hold harmless the Executive from and against any and all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, reasonably incurred by the Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which the Executive may be or may have been involved as a party or otherwise or with which the Executive may be or may have been threatened, while in office or thereafter, by reason of the Executive’s being an executive officer of the Company or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the Executive shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

13. Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive and supersedes any and all other oral and written agreements or understandings between them.

14. Controlling Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Each of the Company and the Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and each consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

15. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, then to:	IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127
Attention: Charles R. Struby, Ph.D.

with a copy to:	Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street
Suite 2200
Miami, Florida 33130
Attention: David Seifer, Esq.

If to the Executive, then to:	Steve Lufkin
IVAX Diagnostics, Inc.
Chief Operating Officer
2140 North Miami Avenue
Miami, Florida 33127

or to such other address as either party may furnish to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the first business day immediately following dispatch and (iii) in the case of mailing as described above, on the third business day following such mailing.

16. Amendment and Waiver. No provision of this Agreement may be amended, modified or canceled unless such amendment, modification or cancellation is agreed to in a writing signed by the Executive and by a duly authorized officer of the Company, and no provision of this Agreement may be waived unless such waiver is set forth in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Survival of Rights and Obligations. The respective rights and obligations of the Executive and the Company set forth in this Agreement shall survive the expiration or earlier termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

18. Validity. If any provision of this Agreement shall for any reason be finally held illegal, invalid or unenforceable by a court or agency of competent jurisdiction, such provision shall be modified by such court or the parties, as the case may be, so as to cause such provision to be legal, valid and enforceable to the maximum extent permitted by law (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and shall in no way affect or impair the legality, validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal, invalid or unenforceable provision was not contained in this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Headings. The section and paragraph headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date and year first above written.

IVAX DIAGNOSTICS, INC., a Delaware corporation

By:	/s/ Charles R. Struby
Name:	Charles R. Struby, Ph.D.
Title:	CEO & President

/s/ Steve Lufkin
Steve Lufkin